CERTIFICATE OF TRUST OF THE SARATOGA ADVANTAGE TRUST

This Certificate of Trust of The Saratoga Advantage Trust (the "Trust"), dated April 4, 1994, is being duly executed and filed by Joseph LaMotta and Bruce Ventimiglia, as trustees, to form a business trust under the Delaware Business Trust (12 Del. C. § et. seq.(the "Delaware Business Trust Act").

1.             Name. The name of the business trust formed hereby is The Saratoga Advantage Trust.

2.             Registered Agent. The business address of the registered office of the Trust in the State of Delaware is One Rodney Square, 10th Floor, Tenth and King Streets in the City of Wilmington, County of New Castle, 19801. The name of the Trust's registered agent at such address is RL&F Service Corp.

3.             Effective Date and Time. This Certificate of Trust shall be effective upon the date and time of filing.

4.             Series Trust. Notice is hereby given that pursuant to Section 3804 of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have executed this Certificate of Trust as of the date first above-written.

/s/ Joseph LaMotta

Joseph LaMotta

Trustee

/s/ Bruce Ventimiglia

Bruce Ventimiglia

Trustee